Exhibit 99.1

Contact:	Christina Cha
Marketing & Communications Manager
	Kennedy Wilson (310) 887-6294 ccha@kennedywilson.com	9701 Wilshire Blvd. Suite 700 Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ANNOUNCES PRICING OF ADDITIONAL $50M

OFFERING OF SENIOR NOTES

BEVERLY HILLS, Calif. (April 7, 2011) – Kennedy-Wilson, Inc. (“Kennedy Wilson”), a wholly-owned subsidiary of international real estate investment and services firm Kennedy-Wilson, Holdings Inc. (NYSE: KW), today announced that it priced its previously announced offering of an additional $50 million of its 8.750% senior notes due 2019 (the “Additional Notes”). The Additional Notes will be Kennedy Wilson’s senior unsecured obligations and are guaranteed by Kennedy- Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson. Interest on the Additional Notes will be payable semiannually on April 1 and October 1 of each year, beginning on October 1, 2011.

Kennedy Wilson intends to use the net proceeds from the Additional Notes for general corporate purposes, including future acquisitions and co-investments.

The Additional Notes will be offered through a private placement and will not be registered under the Securities Act of 1933 or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Additional Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This news release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 22 offices in the U.S. and Japan. The company offers a comprehensive array of real estate services including auction, conventional sales, property services and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the U.S. and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

FOR IMMEDIATE RELEASE

Kennedy Wilson	- 2 -

Safe Harbor Statement

This news release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in Kennedy Wilson’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as Kennedy Wilson cannot predict or control many of the factors that ultimately may affect its ability to achieve the results estimated. Kennedy Wilson makes no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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